UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                FORM 8-K
                             CURRENT REPORT

                    PURSUANT TO SECTIONS 13 OR 15(d) OF
                    The Securities Exchange Act Of 1934

     Date of Report (Date of earliest event reported) : June 11, 1999

                            _______________
                      MEDICAL DEVICE ALLIANCE INC.
         (Exact name of Registrant as specified in its charter)

         Nevada                      0-24979               88-0345058
    (State or other jurisdiction    (Commission           (IRS Employer
    of incorporation or              File No.              Identification No.)
organization)



    3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada  89109
      (Address of principal executive offices, including zip code)

                              (702) 791-2910
         (Registrant's telephone number, including area code)






ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

On June 29, 1999, the District Court of Clark County, Nevada,pursuant to a hearing on the Robert Ahr, et. al., vs. Medical Device Alliance Inc. civil action, granted the plaintiffs' motion and appointed George C. Swarts as Receiver with full power for the Company and all of its subsidiaries and affiliates. The Court also ordered that Mr. Swarts file a $2,000,000 bond with the clerk of the Court and appear on August 31, 1999 to provide a status report to the Court of the receivership. The Court further ordered that the Special Litigation Committee of the Company's Board of Directors provide copies of its report to the Court and all parties within thirty days. The plaintiffs' motion for just accounting was dismissed.

ITEM 5.   OTHER EVENTS

At a hearing held on June 11, 1999, in an action filed by Misonix, Inc. (Nasdaq:MSON) against Medical Device Alliance Inc. (the "Company") and its wholly-owned subsidiary, LySonix Incorporated ("LySonix"), the Company agreed to the granting of a preliminary injunction pending the resolution of writ of possession issues. Accordingly, on June 15, 1999, the Court issued an Order to, among other things, (1) enjoin and restrain the Company and LySonix from selling, marketing or otherwise using the aspirators or its liposonic technology pending the determination of a writ of possession by the Court,
(2) allow Misonix to inspect and audit the records of the Company pertaining to the aspirators and (3) have the Company and LySonix disclose the location of and allow access to the aspirators for inspection by Misonix. In its action filed in the United States District Court for the District of Nevada, Misonix seeks, among other things, damages for breach of contract relating to the terminated license agreement covering the Misonix ultrasonic soft tissue aspirator, enforcement by a writ of possession of the security interest in the aspirators held by LySonix, recovery of more than $2,000,000 of amounts owed and restraint from further sales of the aspirator by the Company and LySonix.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MEDICAL DEVICE ALLIANCE INC.

Dated: July 8, 1999           By: /s/  Charles  E.  Barrantes
                                 Executive Vice President and
                                   Chief Financial Officer